Exhibit 99(ii)

                              CONSULTING AGREEMENT


This AGREEMENT (the "Agreement"), dated as of October 7, 1998, by and among Key Energy Group, Inc., a Maryland corporation ("Parent"), and Michael E. Little ("Consultant").

WHEREAS, Consultant previously held the positions of Chairman, President and Chief Executive Officer of Dawson Production Services, Inc., a Texas corporation (the "Company");

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of August 11, 1998, by and among Parent, Midland Acquisition Corp., a New Jersey corporation (the "Purchaser"), and the Company (the "Merger Agreement"), at the Effective Time (as defined in the Merger Agreement) the Purchaser will be merged with and into the Company (the "Merger"), and the Company will become a subsidiary of Parent;

WHEREAS, upon the Effective Time of the Merger, Consultant will cease to be a director and officer of the Company;

WHEREAS, Consultant entering into this Agreement (including the covenant not to compete set forth in Section 5.3 hereof) is a material inducement to Parent and the Purchaser to enter into the Merger Agreement; and

WHEREAS, Parent desires to secure the benefit of Consultant's knowledge, experience and services by retaining Consultant, and Consultant desires to provide services to Parent and its subsidiaries and affiliates, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, agreements, and promises set forth herein, and intending to be legally bound, the parties agree as follows:


1. Consulting Services. During the Term (as defined below), Consultant shall make himself available to perform consulting services with respect to the businesses conducted by Parent and its subsidiaries and affiliates, as such consulting services may be requested from time to time by an officer of Parent. Such request for Consultant's services shall provide reasonable notice to Consultant. Consultant shall accommodate reasonable requests for Consultant's consulting services, giving due consideration to Consultant's other time committments, and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services. Such consulting services are estimated to require approximately forty (40) hours of Consultant's time per month.

2. Term. The term of Consultant's engagement under this Agreement shall be that period of time (the "Term") beginning on the date hereof and ending on the earlier to occur of (i) October 6, 2001, or (ii) the date on which this Agreement is earlier terminated pursuant to Section 4. There shall be no extension of this Agreement other than by written instrument duly executed and delivered by the parties hereto.

3. Consulting Fees and Expenses. During the Term, Parent shall pay, or cause to be paid to, Consultant an annual fee of $200,000, payable in equal bi-weekly installments (subject to proration for any partial period) on the last day of each bi-weekly period during the Term to an account designated in writing by Consultant (such payments, together with the payments required under Section 5.4 hereof being referred to collectively herein as the "Fees"). The payor may make any tax withholding it deems to be necessary under applicable tax laws. In addition, Consultant shall be reimbursed for reasonable, documented, out-of-pocket expenses incurred in connection with consulting services rendered pursuant to this Agreement; provided that such expenses are submitted for reimbursement within thirty
     (30) days of the date such expenses are incurred.

4. Termination. Notwithstanding any provision of this Agreement to the contrary, prior to the expiration of the Term:

(a) This Agreement may be terminated by Parent for the following reasons: (i) in the reasonable judgment of the Chief Executive Officer of Parent, the willful engaging by Consultant in conduct which is materially injurious to Parent or its subsidiaries or affiliates; (ii) Consultant's conviction of, guilty plea concerning, no contest plea concerning or confession of fraud, theft, embezzlement or similar malfeasance or any crime of moral turpitude; (iii) in the reasonable judgment of the Chief Executive Officer of Parent, the material breach by Consultant of this Agreement; or (iv) in the reasonable judgment of the Chief Executive Officer of Parent, an act of gross neglect or gross misconduct by Consultant; provided, however, that in the case of any act or failure to act described in clauses (i), (iii) and (iv), such act or failure to act shall not constitute grounds for termination if, within ten (10) days after Notice of Termination (as defined below) is given to Consultant, Consultant has, to the reasonable satisfaction of the Chief Executive Officer of Parent, corrected such act or failure to act or the Chief Executive Officer of Parent is otherwise satisfied that termination is not in the best interests of Parent. In the event that Consultant disputes Parent's action in terminating this Agreement pursuant to this Section 4(a) and commences arbitration pursuant to Section 7 of this Agreement, Parent shall continue to make, on a timely basis, all payments due to Consultant hereunder, until a final arbitration decision and/or award is made; provided, however, that if Parent is the prevailing party in such an arbitration, Consultant shall immediately repay to Parent any and all payments made to Consultant pursuant to this sentence, together with interest computed at an annual rate equal to the prime rate plus one percent (1%).

(b) This Agreement may be terminated by Consultant in the event of a material breach of this Agreement by Parent, which breach shall not be cured by Parent within ten (10) days after Notice of Termination is given by Consultant.

(c) This Agreement (i) may be terminated by the mutual written agreement of the parties hereto; (ii) shall be terminated without any additional action in the event of Consultant's death or adjudicated incompetency; and (iii) may be terminated by Parent in the event Consultant shall become disabled by illness, injury or other incapacity as a result of which Consultant is unable to perform services under this Agreement for a period or periods aggregating ninety (90) days in any twelve (12) consecutive months.

(d) Any termination of this Agreement by Parent or by Consultant shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.4 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement.

e) Upon termination of this Agreement, other than by Consultant pursuant to paragraph (b) of this Section 4, Consultant or Consultant's heirs, as the case may be, shall be entitled to receive (i) any unpaid Fees accrued through the date of termination and (ii) any unpaid expenses incurred prior to the date of termination submitted for reimbursement in accordance with Section 3 hereof, and Parent shall have no further obligation to Consultant or Consultant's heirs. Upon termination of this Agreement by Consultant pursuant to paragraph (b) of this Section 4, Consultant shall be entitled to receive (x) any unpaid Fees accrued through the date of termination, (y) any unpaid expenses incurred prior to the date of termination and submitted for reimbursement in accordance with
Section 3 hereof and (z) a lump sum payment equal to the unaccrued and unpaid Fees Consultant would have otherwise received under the remainder of the full three (3) year period described in clause (i) of Section 2, and Parent shall have no further obligation to Consultant.

5. Restrictive Covenants.

5.1 No Solicitation. Consultant agrees that during the Term, he will not hire or solicit to hire, directly or indirectly, any employee of Parent or its subsidiaries or affiliates, or otherwise solicit, directly or indirectly, any employee of Parent or its subsidiaries or affiliates to leave the employ of Parent or its subsidiaries or affiliates.

5.2 Covenant Not to Compete. During the Term, Consultant shall not, in the Continental United States, directly or indirectly engage in the following businesses: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) liquid services, including vacuum truck services, frac tank rental and salt water injection; and/or (iii) production services, including well test analysis, pipe testing, slickline wireline services and fishing and rental tool services. Additionally, Consultant shall not own an interest in any company that is not publicly traded and engages in the foregoing businesses except that, notwithstanding any provision of this Section 5.3, he may own or invest in a company that engages in, and he may himself engage in, the fishing and rental tools services business provided that such business does not operate or conduct business within the Restricted Territory (defined below). The term "Restricted Territory" means that portion of the State of Texas that is south of Interstate Highway 10 and west of Interstate Highway 37. Without limiting the generality of the foregoing, Consultant shall not interfere with the business or accounts of Parent and its subsidiaries and affiliates, including the making of any statements or comments of a defamatory or disparaging nature to third parties regarding Parent or its subsidiaries or affiliates or their respective officers, directors, personnel, products or services.

5.4 Consideration. In exchange for Consultant's covenant not to compete contained in Section 5.3 hereof, and in addition to the consulting fees to be paid to Consultant pursuant to Section 3 hereof, Parent shall pay, or cause to be paid to, Consultant an additional aggregate amount of $150,000, payable in seventy-eight (78) equal bi-weekly installments (subject to proration for any partial period) on the last day of each bi-weekly period of the Term to an account designated in writing by Consultant. The payor may make any tax withholding it deems to be necessary under applicable tax laws. Consultant acknowledges that the consideration described in this Section 5.4 is adequate, fair and reasonable.

5.5 Reasonableness of Restrictive Covenants; Irreparable Injury. Consultant acknowledges that this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Merger Agreement, that the services to be rendered by him to Parent and its subsidiaries and affiliates are of a special and unique character, which gives this Agreement a peculiar value to Parent, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this Section 5 will cause Parent irreparable injury. Consultant therefore agrees that Parent shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Consultant from any such violation or threatened violations.

6. Return of Property. Consultant agrees that following the termination of his engagement for any reason, he shall return all property of Parent and its subsidiaries and affiliates that is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any other materials or equipment supplied by Parent and its subsidiaries and affiliates to Consultant.


7. Arbitration. Any dispute between the parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach ("arbitrable dispute") shall be submitted to arbitration in the city of San Antonio, Texas, before an experienced arbitrator who is either licensed to practice law in Texas, or is a retired judge. The parties agree to make a good faith effort to select a mutually agreeable arbitrator. However, if the parties are unable to reach agreement on an arbitrator, one will be selected pursuant to the commercial rules of the American Arbitration Association or any successor rules thereto. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association or any successor rules. The arbitrator in any arbitrable dispute shall not have authority to modify or change this Agreement in any respect except to the extent set forth in Section
9.6 hereof. The prevailing party in any such arbitration shall be awarded its costs, expenses, and reasonable attorneys' fees incurred in connection with the arbitration, in an aggregate amount not to exceed $25,000. Consultant and Parent shall each be responsible for payment of one-half of the amount of any arbitrator's fee(s) payable prior to the existence of a prevailing party, such amounts to be repaid to the prevailing party pursuant to the previous sentence. The arbitrator's decision and/or award will be final and binding and fully enforceable and subject to an entry of judgment by any court of competent jurisdiction.

8. Consultant's Independence and Discretion.

(a) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein Consultant's relationship to Parent during the term of this Agreement shall only be that of an independent contractor and Consultant shall perform all services pursuant to this Agreement as an independent contractor. Consultant shall not provide any services under the business name of Parent or its subsidiaries or affiliates and shall not present himself as an employee of Parent or its subsidiaries or affiliates.

(b) Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Consultant performs his obligations under this Agreement shall be solely within the discretion of Consultant. Parent shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Consultant to perform his obligations under this Agreement and nothing in this Agreement shall be construed to grant Parent any such authority.

9. Miscellaneous.

9.1 Successors and Assigns; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the services to be provided by Consultant hereunder are personal to Consultant and may not be delegated or assigned by him.

9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law rules thereof.


9.3 Waivers. The waiver by either party hereto of any right hereunder of any failure to perform or breach by the other party hereto shall not be deemed a waiver or any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.4 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent by overnight carrier service (such as Federal Express) to the parties at the following addresses:

                      If to Parent, to:

                      Key Energy Group, Inc.
                      Two Tower Center, 20th Floor
                      East Brunswick, New Jersey  08816
                      Attention:    General Counsel

                      If to Consultant, to:

                      Michael E. Little
                      640 Elizabeth Street
                      San Antonio, TX 78209

or to such other address as may be specified in a written notice delivered personally or sent by overnight courier given by one party to the other party hereunder.

9.5 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

9.6 Amendment. This Agreement may not be amended or modified except by an agreement in writing, signed by the parties hereto.


9.7 Entire Agreement. This Agreement, together with the Confidential Separation

9.7 Entire Agreement. This Agreement, together with the Confidential Separation and Release Agreement dated as of the date hereof (including the Preexisting Indemnification Provisions as defined therein) and the Certificate executed and delivered by Consultant in connection with the payment of his stock options, constitute the entire agreement between the parties hereto, and supersedes all prior oral and/or written understandings and/or agreements between the parties hereto.

9.8 Descriptive Headings. The parties hereto agree that the headings contained herein are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.



                            [signature page follows]



IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.


KEY ENERGY GROUP, INC.


By:
Name:
Title:


MICHAEL E. LITTLE